UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

American National Bankshares Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMERICAN NATIONAL BANKSHARES INC.

628 Main Street, Danville, Virginia 24541

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

To Be Held

May 16, 2023

THIS PAGE INTENTIONALLY LEFT BLANK

AMERICAN NATIONAL BANKSHARES INC.

628 Main Street, Danville, Virginia 24541

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 16, 2023

Notice is hereby given that the Annual Meeting of Shareholders of American National Bankshares Inc. (the “Company”) will be held as follows:

Place:	The Wednesday Club
1002 Main Street
Danville, Virginia 24541

Date:	May 16, 2023, at 9:00 a.m., Eastern Time.

The Annual Meeting is being held for the following purposes:

1.

To elect two Class I directors of the Company to serve one-year terms expiring at the 2024 Annual Meeting; to elect one Class II director of the Company to serve a two-year term expiring at the 2025 Annual Meeting; and to elect four Class III directors of the Company to serve three-year terms expiring at the 2026 Annual Meeting.

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C., independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2023.

3.	To hold an advisory vote on executive compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

4.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

5.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 28, 2023 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares are represented at the meeting. Accordingly, please sign, date, and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

Edward C. Martin
Secretary
March 28, 2023

THIS PAGE INTENTIONALLY LEFT BLANK

AMERICAN NATIONAL BANKSHARES INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 16, 2023

INTRODUCTION

This proxy statement is furnished in conjunction with the solicitation by the Board of Directors (the “Board”) of American National Bankshares Inc. (the “Company”) of the accompanying proxy to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and at any adjournment thereof. The meeting will be held on Tuesday, May 16, 2023, 9:00 a.m., Eastern Time, at The Wednesday Club, 1002 Main Street, Danville, Virginia 24541, for the purposes set forth below and in the Notice of Annual Meeting of Shareholders. The date of this proxy statement is March 28, 2023, and the approximate mailing date of this proxy statement and the enclosed proxy is April 6, 2023.

Voting Rights of Shareholders

Only shareholders of record at the close of business on March 28, 2023, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on March 28, 2023, there were 10,626,066 shares of the Company’s common stock outstanding, of which 10,368,974 shares were entitled to vote at the Annual Meeting. For the reasons explained below, the number of shares entitled to vote is less than the number of shares of the Company’s common stock outstanding on such date. The Company has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Shares for which the holder has elected to abstain or to withhold the proxy’s authority to vote on a matter will count toward a quorum but will not be included in determining the number of votes cast with respect to such matter.

Shares held by brokers, banks, or other nominees in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Ambro and Company, the nominee name that the Company’s banking subsidiary, American National Bank and Trust Company (the “Bank”), uses to register the securities it holds in a fiduciary capacity for customers, held 257,092 shares of the Company’s common stock as sole fiduciary and with sole investment authority (with no qualifying co-fiduciary having been appointed) as of March 28, 2023, which constituted 2.42% of the issued and outstanding shares of the Company’s common stock on that date. Under Virginia law, such shares cannot be voted at the Annual Meeting and are not deemed to be outstanding and entitled to vote for purposes of determining a quorum.

Voting of Broker Shares

If a beneficial owner of broker shares does not provide the broker, bank or other nominee that holds the shares with specific voting instructions, then under applicable rules, such organization may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the broker or other nominee that holds such shares does not receive instructions from the beneficial owner on how to vote shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to the shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2023 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal Two. The election of directors (Proposal One), the advisory vote on the Company’s executive compensation (Proposal Three), and the advisory vote on the frequency of executive compensation voting (Proposal Four) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may occur in connection with Proposals One and Three.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person, by telephone or Internet or special letter by officers and employees of the Company or the Bank, acting on a part-time basis and for no additional compensation.

Reference

A reference in this proxy statement to one gender, masculine or feminine, includes the other; and the singular includes the plural and vice versa unless the context otherwise requires.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 12 persons. Pursuant to the Company’s Articles of Incorporation, the Board is to be divided into three classes (I, II and III), with each class as nearly equal in number as possible.

The term of office for four current Class III directors, Tammy Moss Finley, Charles H. Majors, Dan M. Pleasant and Joel R. Shepherd, will expire at the Annual Meeting. Ms. Finley and Mr. Shepherd have been nominated to continue to serve as Class III directors for three-year terms expiring at the 2026 Annual Meeting. Mr. Pleasant has been nominated to serve as a Class II director for a two-year term expiring at the 2025 Annual Meeting. The Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, approved an exception to the Directors’ Tenure Policy to allow Mr. Pleasant to continue to serve, but placed him in Class II so that his new term is two years rather than three years. Mr. Majors, the current Chair of the Board of Directors of the Company and the Bank, will retire from the Board of Directors pursuant to the Company’s Directors’ Tenure Policy. His retirement will be effective at the Annual Meeting.

Mr. Charles S. Harris served as a Class I director until his death on December 7, 2022. Mr. Harris had served as a director since 2008 and was a member of the Company’s Audit Committee and the Risk and Compliance Committee.

J. Nathan Duggins III and William J. Farrell II were appointed to the Board effective October 18, 2022. They have been nominated to serve as Class III directors for three-year terms expiring at the 2026 Annual Meeting.

The Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, has nominated Rickey J. Barker and Adrian T. Smith to serve as Class I directors for one-year terms expiring at the 2024 Annual Meeting. Messrs. Barker and Smith do not currently serve as directors of the Company.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate.

The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote FOR these nominees. The election of each nominee requires the affirmative vote of a plurality of the shares of the Company’s common stock cast in the election of directors.

The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and qualifications to serve as directors, their ages as of March 28, 2023, and certain other information with respect to such persons are as follows:

Name	Principal Occupation	Age	Director Since
Nominees for election as Class I directors to serve until 2024 (Proposal One)
Rickey J. Barker	President, Supply Resources, Inc. (tailor-made packaging provider), Danville, VA since 2007. Mr. Barker brings extensive experience from multiple industries. His entrepreneurial, construction, finance and real estate knowledge, as well as leadership and strategic planning skills, are expected to enhance the quality of the Board. He has been instrumental in economic development within the Danville, Virginia region. He also served on the Company’s Virginia State Banking Board.	62	N/A
Adrian T. Smith	President and Chief Executive Officer, Ice Management, Inc. (McDonald’s franchises), Greensboro, NC since 2004. Mr. Smith brings a diverse perspective combining extensive operational and financial knowledge as well as strategic planning expertise from his experience as owner of a large restaurant organization. He also served on the Company’s North Carolina State Banking Board.	50	N/A
Nominee for election as Class II director to serve until 2025 (Proposal One)
Dan M. Pleasant

Senior Consultant, The Dewberry Companies, Inc. (engineering, architectural and consulting), Fairfax, VA from April 2022 until April 2023. Managing Member of DMP Consulting PLLC (consulting to the engineering and architecture industry) beginning May 2023. Retired Chief Operating Officer, The Dewberry Companies, Inc. from April 2010 to March 2022.

Mr. Pleasant brings significant experience as a professional engineer working in the Company’s market areas in Virginia and North Carolina. In addition, until his retirement in 2022, he was the Chief Operating Officer of a large national architectural, engineering and consulting firm, leading the firm’s merger and acquisition program. He is the immediate Past Chair of the Board of the Virginia Economic Development Partnership and served as director of the Virginia Chamber of Commerce.

		72	2011

Nominees for election as Class III directors to serve until 2026 (Proposal One)
J. Nathan Duggins III	Managing Partner of Tuggle Duggins (law firm), Greensboro, NC since 2015. Mr. Duggins brings an expert legal perspective as well as extensive experience in both real estate and privately-owned businesses. He has helped a large variety of clients with legal needs across a wide range of industries during his career as a practicing attorney in North Carolina since 1995. He served on the Company’s North Carolina State Banking Board and has been active in numerous community organizations in Greensboro and beyond, including the Guilford Education Alliance and the Guilford Merchants Association.	53	2022
William J. Farrell II	President of Berglund Automotive Group, Roanoke, VA since 2006. Mr. Farrell is a veteran of the automotive industry and brings a keen business acumen. He is a former director of HomeTown Bank and HomeTown Bankshares Corporation (together, “HomeTown”) (acquired by the Company in 2019) and subsequently served on the Company’s Virginia State Banking Board. He is very involved in the Roanoke community, serving on the boards of the Virginia Western Educational Foundation, Visit Virginia’s Blue Ridge and the Virginia Automobile Dealers Association.	56	2022
Tammy Moss Finley

Executive Vice President, General Counsel and Corporate Secretary, Advance Auto Parts, Inc. (automotive aftermarket parts provider), Roanoke, VA since 2016. Executive Vice President, Human Resources, General Counsel and Corporate Secretary, Advance Auto Parts, Inc. from 2015 to 2016. Senior Vice President, Human Resources, Advance Auto Parts, Inc. from 2013 to 2015. Vice President, Employment Counsel and Government Affairs, Advance Auto Parts, Inc. from 2010 to 2013.

Ms. Finley brings significant legal, human resources, retail, risk management, and public company corporate governance expertise from her multiple leadership roles at Advance Auto Parts, as well as merger and acquisition experience. In addition, her close ties to the communities the Bank serves benefit the entire organization.

		56	2017

Joel R. Shepherd

President, Virginia Home Furnishings, Inc. (furniture retailer) and 220 Self Storage, Inc. (self-storage provider), Rocky Mount, VA.

A former Chair of Franklin Community Bank, N.A. and MainStreet BankShares, Inc. (acquired by the Company in 2015), Mr. Shepherd brings substantial entrepreneurial, construction, finance and management skills gained through his various enterprises. He also brings banking and investment experience. He was Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union Corporation, now part of Wells Fargo & Company) from 1986 to 1993. He serves as a financial expert on the Company’s Audit Committee.

		59	2015
Class I directors to remain in office until 2024
Michael P. Haley

Retired Adviser, Fenway Partners, LLC (private equity investments), New York, NY. Retired Managing Director, Fenway Resources since 2015. Adviser to Fenway Partners, LLC from 2006 and Managing Director of its affiliate, Fenway Resources, from 2008, respectively, to 2015.

Mr. Michael Haley brings high level financial expertise as a former Chief Executive Officer of a publicly traded manufacturing company and as a former adviser to a private equity firm. He also brings experience in operations and risk management and public company corporate governance. His background helps him fill the role of financial expert on the Company’s Audit Committee as well as to serve as Lead Independent Director.

		72	2002
F. D. Hornaday, III	President and Chief Executive Officer, Knit Wear Fabrics, Inc. (circular knit manufacturer), Burlington, NC. A former director and Vice Chair of MidCarolina Bank and MidCarolina Financial Corporation (together, “MidCarolina”) (acquired by the Company in 2011), Mr. Hornaday brings his multifaceted experience as President of a textile company, adding to the Board’s understanding of the challenges and opportunities facing manufacturing. In addition, his board service in the health industry and his former board service in the trust industry bring value to the Board.	73	2011

Class II directors to remain in office until 2025
Nancy Howell Agee	President and Chief Executive Officer, Carilion Clinic (health care organization), Roanoke, VA. A former director of HomeTown, Ms. Agee brings to the Board her leadership abilities, many years of service in the Bank’s Roanoke market area and significant knowledge and experience in finance and management as President and Chief Executive Officer of a large healthcare organization. She currently serves as director of two publicly traded companies and was formerly Chair of the American Hospital Association.	70	2019
Jeffrey V. Haley

President and Chief Executive Officer of the Company and the Bank since 2013. President of the Company and President and Chief Executive Officer of the Bank from 2012 to 2013. Executive Vice President of the Company and President of the Bank from 2010 to 2012. President of Trust and Financial Services and Executive Vice President of the Bank from 2008 to 2010.

Mr. Jeffrey Haley brings expertise based on more than 20 years in community banking and 16 years in the retail industry. His varied operational and management responsibilities during his banking tenure enable him to contribute a uniquely relevant perspective to the Board’s deliberations.

		62	2012
John H. Love	President, Motor Carrier Insurance Educational Foundation, Fort Myers, FL since 2022. Co-founder and President, W.E. Love & Associates (insurance brokerage), Burlington, NC from 1993 to 2022. A former director of MidCarolina, Mr. Love brings an expert perspective on risk management, mitigation and governmental regulation based on his experience as President of a large commercial insurance brokerage firm.	63	2011
Ronda M. Penn	Chief Financial Officer, Plexus Capital, LLC (small business investments), Raleigh, NC since 2012. Partner, Dixon Hughes Goodman LLP (public accounting), Greensboro, NC from 2006 to 2012. Ms. Penn brings significant financial, accounting, internal control, investment and management expertise as a Chief Financial Officer, Certified Public Accountant and former partner with a national accounting firm. Her background helps her fill the role of financial expert on the Company’s Audit Committee as well as chair of that Committee.	60	2015

Executive Officers

Information on the Company’s executive officers as of December 31, 2022 who are not directors is disclosed in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is being mailed with this proxy statement.

Board Independence

The Company’s Board of Directors has determined that, except for Mr. Jeffrey Haley, each director is independent within the director independence standards of the Nasdaq Stock Market LLC (“Nasdaq”), as currently in effect, and within the Company’s director independence standards, as established and monitored by the Company’s Corporate Governance and Nominating Committee.

Michael P. Haley is not related to Jeffrey V. Haley, President and Chief Executive Officer of the Company and the Bank. In order to avoid any confusion, Michael P. Haley will be referred to as Michael Haley and Jeffrey V. Haley will be referred to as Jeffrey Haley in this proxy statement.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Ms. Agee has been a director of RGC Resources, Inc. since 2005 and Healthcare Realty Trust Incorporated since 2016.

Board of Directors and Committees

Directors are expected to devote sufficient time, energy, and attention to ensure diligent performance of their duties, including attendance at board, committee, and shareholder meetings. The Board of Directors of the Company met 11 times during 2022. The non-management directors held 11 executive sessions during 2022, exclusive of the Chief Executive Officer and any other management. The Chair of the Board presides at such sessions. In accordance with the Company’s Corporate Governance Guidelines, the independent directors, exclusive of the Chief Executive Officer, also held quarterly executive sessions during 2022. The Chair of the Board or, in his absence, the Lead Independent Director presides at such sessions. The Board of Directors of the Bank, which consists of all members of the Company’s Board, met 11 times during 2022.

All incumbent directors and director nominees attended at least 80% of the aggregate total number of meetings of the Company's Boards of Directors and committees on which they served in 2022. Eleven directors attended the 2022 Annual Meeting of Shareholders.

The Boards of Directors of the Company and the Bank have established various committees, including the Audit Committee, the Capital Management Committee, the Corporate Governance and Nominating Committee, the Human Resources and Compensation Committee, and the Risk and Compliance Committee. Membership and other information on these committees are detailed below.

The Audit Committee met four times in 2022. This Committee currently consists of Ms. Penn and Messrs. Michael Haley, Pleasant, and Shepherd. Ms. Penn serves as the Chair. The Committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent registered public accounting firm of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this Committee is contained under the heading “Report of the Audit Committee.” All of the members of this Committee are considered independent within the meaning of Securities and Exchange Commission (the “SEC”) regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines. Ms. Penn and Messrs. Michael Haley and Shepherd, members of the Committee, are qualified as audit committee financial experts within the meaning of the SEC regulations, and the Board has determined that each has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Capital Management Committee met five times in 2022. This Committee currently consists of Mses. Agee and Penn and Messrs. Michael Haley and Shepherd. Mr. Shepherd serves as the Chair. This Committee assists the Board in the following areas: market, interest rate, liquidity and investment risk; capital management; and dividend and securities related matters. All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Corporate Governance and Nominating Committee met three times in 2022. This Committee currently consists of Ms. Agee and Messrs. Michael Haley, Hornaday, and Pleasant. Mr. Michael Haley serves as the Chair. The Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also supervises the Board’s annual review of director independence, oversees the Board’s performance self-evaluation and makes recommendations to the Board of Directors regarding director compensation. All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Human Resources and Compensation Committee met three times in 2022. The Committee currently consists of Ms. Finley and Messrs. Michael Haley, Love, and Pleasant. Mr. Pleasant serves as the Chair. This Committee is responsible for establishing and approving the compensation of executive officers of the Company, except for the compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed, discussed, and approved by the independent members of the Board of Directors, upon recommendation of the Committee. The Committee also makes recommendations to the Board of Directors regarding promotions and related personnel matters. The Committee oversees succession planning for the Chief Executive Officer and makes recommendations to the Board of Directors regarding succession. Reference is made to the “Compensation Discussion and Analysis” section of this proxy statement for further information on the duties and responsibilities of this Committee. No member of the Human Resources and Compensation Committee is a current officer or employee of the Company. All of the members of this Committee are considered independent within the meaning of SEC regulations, the standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Risk and Compliance Committee met four times in 2022. This Committee currently consists of Ms. Finley and Messrs. Hornaday and Love. Ms. Finley serves as the Chair. The Committee reviews all aspects of regulatory compliance and significant operational risk and security related matters. These risks include, but are not limited to, credit, information security (including cybersecurity), fraud, physical security, insurance, and vendor management. The Committee also provides oversight for the Board in the following areas: review of trends affecting the loan portfolio; oversight of the loan review function and credit policy; and review of the adequacy of the allowance for loan losses. This Committee also is focused on the development and evolution of enterprise risk management oversight. The Committee has a Subcommittee on Technology and Information Security which currently consists of Mr. Love and Ms. Finley, as Chair.

The charters of the Board Committees are available on the Company’s website, www.amnb.com. For access to the charters, select the “Investors” icon, then select “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Director Nominations Process

The Company’s Board of Directors has adopted, as a component of its Corporate Governance Guidelines, a process related to director nominations (the “Nominations Process”). The purpose of the Nominations Process is to describe the manner by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The Nominations Process is administered by the Corporate Governance and Nominating Committee of the Board.

The Committee considers candidates for Board membership suggested by its members, other Board members, management, and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board may, at any time, notify the Company’s Chair, President or any member of the Committee in writing with supporting material the shareholder considers appropriate. The Committee will consider the shareholder’s recommendation and will decide whether to recommend to the Board the nomination of any person recommended by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder proposals, as described in the “Shareholder Communications and Proposals” section of this proxy statement.

Once the Committee has identified a candidate, it makes an initial determination whether to conduct a full evaluation of the candidate based on information accompanying the recommendation and the Committee members’ knowledge of the candidate, which may be supplemented by inquiries to the person making such recommendation or to others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors established in the Corporate Governance Guidelines. The Committee may seek additional information about the candidate’s background and experience. The Committee then evaluates the candidate against the criteria in the Company’s Corporate Governance Guidelines, including, but not limited to, independence, availability for time commitment, skills such as an understanding of the financial services industry, and general business knowledge and experience, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee does not have a formal policy with respect to diversity on the Board. However, it considers diversity as a prerequisite for adequately representing the interests of the various stakeholders in the Company – shareholders, customers, and employees. The Committee seeks diversity in overall board composition. In the Committee’s nominee considerations, diversity is a much broader concept than just the traditional racial and gender dimensions, as it also includes education, geography, business and professional experience and expertise, and civic involvement and responsibility, especially within the Company’s market area. In connection with this evaluation process, the Committee determines whether to interview the candidate, and if warranted, one or more members of the Committee will conduct such interview. After completing the evaluation, the Committee makes a recommendation to the Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Corporate Governance and Risk Oversight Practices

In a financial institution, the role of the Board is critical to the success or failure of the enterprise. The Board of Directors has been led by the Company’s Chair, Mr. Majors. The Chair of the Corporate Governance and Nominating Committee, Mr. Michael Haley, has served as the Lead Independent Director. In such role, he chaired the Board in the absence of the Chair or the Chief Executive Officer or in the absence of the Chair when the Board’s independent directors meet in executive session. Mr. Michael Haley is a retired Chief Executive Officer of a publicly traded manufacturing company and a former adviser to a private equity firm, and his background and experience prepare him well for this role.

Effective at the conclusion of the Annual Meeting on May 16, 2023, Mr. Jeffrey Haley will assume the role of the Chair of the Boards of the Company and the Bank, while retaining the position of President and Chief Executive Officer of the Company and the Bank upon the retirement of Mr. Majors as a director and Chair. Also effective at the conclusion of the Annual Meeting, Ms. Nancy Howell Agee will assume the role of Lead Independent Director of the Boards of the Company and the Bank.

The Board of Directors of a financial institution is the strategic linchpin in the risk oversight process. Financial institutions deal with credit risk, liquidity risk, interest rate risk, investment risk, operational risk, reputation risk, regulatory risk, and technology and information security risk (including cybersecurity risk) in the day-to-day conduct of banking business. In order to better manage the risk oversight process, over the past few years, the Board has evolved and enhanced its supervision oversight process.

As part of that evolution, there are three standing Board committees whose focus is specifically risk management and oversight: the Audit Committee, the Capital Management Committee, and the Risk and Compliance Committee. The Audit Committee is primarily concerned with financial reporting and internal control related risks. The Capital Management Committee is primarily concerned with market risk, interest rate risk, liquidity risk, investment risk, and capital management. The Risk and Compliance Committee is primarily concerned with developing an enterprise-wide risk management strategy. Its focus is mainly operational, credit, regulatory compliance, and technology and information security risk (including cybersecurity risk). The Board’s Committee efforts are supplemented and supported by the Executive Risk Committee, which is comprised of members of senior management and the Chair of the Board.

In the opinion of the Board, this structure provides for a constantly evolving and improving approach to risk management and oversight. The Board believes the structure has served the interests of the shareholders, customers, employees and regulators well, as vouched by the Company’s consistently strong asset quality, earnings, and total return to shareholders.

Board Tenure Policy

The Board has a long-standing policy for the Company and the Bank with respect to the tenure of directors. In summary, the Directors’ Tenure Policy provides for the following:

•	Except as otherwise provided in the policy, the tenure of no director should extend beyond the Company’s Annual Meeting of Shareholders following the date on which such director reaches the age of 74;

•

In furtherance of the policy, no director shall permit his or her name to be placed in nomination for reelection at the Annual Meeting of Shareholders following the date on which such director reaches the age of 72, except as follows:

•

A director who has reached such age may be nominated and, if elected, may serve until the Annual Meeting of Shareholders following the date on which such director reaches the age of 74. At the time of nomination, such director shall submit to the Board a letter of resignation effective at such Annual Meeting of Shareholders.

•

In order to provide continuity of leadership, a director serving as Chair of the Board may be nominated for one additional term of up to three years and, if elected, may serve until the earlier of (i) the end of such term or (ii) the date that such director is no longer serving as Chair. At the time of nomination, such director shall submit to the Board a letter of resignation effective upon the date that such director is no longer serving as Chair.

•

The exceptions described above shall be made by the Board only upon recommendation of the Corporate Governance and Nominating Committee with an affirmative finding that such exceptions are in the best interest of the Company and the Bank;

•	No director shall be nominated for reelection to the Bank Board of Directors unless, at the time of such reelection, he or she would be eligible to be a director of the Company;

•

Any director who retires, resigns, or otherwise whose current employment is severed or who moves outside of the market area of the Bank, shall tender his or her resignation as a director. The Board may accept the resignation, delay acceptance, or decline to accept it;

•

No director who is or was an officer of the Company and/or the Bank shall continue to serve as a director after retirement, resignation, or other severance of employment status. However, the Board may waive this requirement if it is deemed to be in the best interest of the Company and the Bank.

Board Diversity

The Corporate Governance and Nominating Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join the Board of Directors.

Nasdaq Listing Rule 5605(f) requires each Nasdaq-listed company (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as an underrepresented minority or as LGBTQ+, or (3) explain why it does not have at least two directors on its board who self-identify in such categories (the “Diverse Board Representation Rule”). In addition, Nasdaq Listing Rule 5606 requires each Nasdaq-listed company, subject to certain exceptions, to publicly disclose statistical information on their board’s diversity in a uniform format. Full compliance with the Diverse Board Representation Rule is not required until 2025.

The tables below provide certain information about the diversity of the Board in compliance with Nasdaq listing rules. This information is based on voluntary self-identification by each member of the Board. Mr. Charles S. Harris, a director of the Company and the Bank until his passing on December 7, 2022, self-identified as an African American or Black. Mr. Adrian T. Smith, a nominee to serve as a Class I director, also self-identifies as an African American or Black.

Board Diversity Matrix (As of March 28, 2023)
Total Number of Directors	12
	Female	Male
Part I: Gender Identity
Directors	4	8
Part II: Demographic Background
African American or Black	-	-
White	4	7
Did Not Disclose Demographic Background	1

Board Diversity Matrix (As of March 28, 2022)
Total Number of Directors	12
	Female	Male
Part I: Gender Identity
Directors	4	8
Part II: Demographic Background
African American or Black	-	1
White	4	6
Did Not Disclose Demographic Background	1

Environmental, Social and Governance (“ESG”) Considerations

The Company believes that a regional community bank is only as strong as the communities it serves and has established the following core values to guide that service:

●	Relationship Focus

Establishing trust based on respecting others and doing the right thing

●	Teamwork

Working as one team, the Company values diverse perspectives to help move forward together

●	Reliability

Fulfilling commitments through responsive communication and service

●	Constant Improvement

The Company embraces change as it continually strives to be better

●	Authenticity

Being genuine and practical in both words and actions

The Company believes that commitment to ESG considerations is an important part of being a good corporate citizen and will help produce continued rewards for customers, employees and shareholders. The following are some highlights of the Company’s efforts and practices related to ESG.

●

Environment – The Company has leveraged technology to limit in person meetings and allow more employees to work from home, thereby reducing energy consumption. The Company also makes every effort to ensure that hardware and other equipment that is no longer needed is sold for reuse or recycled to minimize waste. Furthermore, there is a Company-wide printer initiative underway to standardize and significantly reduce the number of printers and use of paper. The Company also encourages customers to utilize online banking and digital document delivery and vendors to provide paperless invoicing to lessen paper consumption.

●

Financial Education – As a regional community bank, the Company takes its responsibility to provide financial education seriously and has partnered with select organizations to help improve financial literacy and consumer spending habits. Through its support of Banzai, the Company helps to provide free, schools-based financial education to K-12 youth. The Company is also an active part of the United Way of Roanoke Valley’s Bank On program and regularly participates in financial education programs through state banking associations, all of which ultimately improve the financial health of our communities.

●

Access to Finance – The Bank announced on February 7, 2023 that its Clear Checking account was officially certified by the national Cities for Financial Empowerment Fund (CFE Fund) as meeting the Bank On National Account Standards (2023 – 2024). The Bank On designation ensures that consumers have access to safe and affordable financial products and services.

●

Philanthropy – The Company has a long-standing commitment of supporting various not-for-profit organizations through sponsorship and donations. With so many worthy organizations, the Company prioritizes its support to those that serve local communities and are either a customer or an organization with which one of our employees is involved. For 2022, the Company set a goal of 1,500 community volunteer hours for its employees, who exceeded this by logging 2,097 volunteer hours supporting 90 not-for-profit organizations across 11 communities. Additionally, the Company’s donations and sponsorships totaled nearly $360 thousand in 2022.

●

Small Business Lending – The Company was an ardent participant in the Small Business Administration’s Paycheck Protection Program (“PPP”). The Company processed over 3,000 loans totaling more than $360 million to support small businesses and their employees in the local communities the Company serves.

●

Human Capital and Diversity, Equity and Inclusion – The Company is devoted to attracting and retaining banking professionals with diverse backgrounds and cultivating an inclusive work environment where everyone is treated with respect and dignity. Management has established a Diversity, Equity and Inclusion Committee to promote respect and fairness in the workplace. The Company’s commitment to help employees with financial, health, and personal wellness is demonstrated through its comprehensive set of benefits which includes 401(k) plans with generous employer matching contributions, an array of health, life, and disability insurance options, training and scholarship opportunities, and an employee assistance program.

●

Governance – 11 of the 12 individuals currently serving on the Board of Directors are considered independent, including all members of the Audit Committee, Capital Management Committee, Corporate Governance and Nominating Committee, and Human Resources and Compensation Committee. The directors represent a wide-ranging mixture of backgrounds with regard to knowledge, experience and perspectives. The Board of Directors has adopted a Code of Conduct, which applies to all directors and employees of the Company and the Bank (see Code of Conduct section on page 38). The Company has a robust risk management framework with oversight provided by the Risk and Compliance Committee which focuses on operational, credit, regulatory compliance, and technology and information security (including cybersecurity) risk (see Corporate Governance and Risk Oversight Practices section on page 9).

SECURITY OWNERSHIP

The table below includes information on all shareholders of the Company known to management to beneficially own 5% or more of the Company’s common stock.

Name and Address of	Shares of Common Stock Beneficially Owned	Investment Power (1)			Voting Power (1)			Percent of Class
Beneficial Owner	(#) (1)	Shared	Sole	None	Shared	Sole	None	(%)

BlackRock, Inc.	740,744	—	740,744	—	—	729,013	—	7.0%
55 East 52nd Street
New York, New York 10055 (2)

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person or entity is deemed to be the beneficial owner of a security if he or it has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or it has the right to acquire beneficial ownership of the security within 60 days.

(2)

This information is based solely upon information as of December 31, 2022 contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2023 relating to the beneficial ownership of the Company’s common stock by BlackRock, Inc. and entities affiliated with BlackRock, Inc.

The following table sets forth, as of March 28, 2023, the Annual Meeting record date, the beneficial ownership of the Company’s common stock by all directors and nominees for director, all executive officers of the Company named in the Summary Compensation Table on page 23 of this proxy statement, and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)			Percent of Class (%)

Nancy Howell Agee	21,433	(2)		*
J. Nathan Duggins III	2,873	(2)		*
Jeffrey W. Farrar	10,286	(3)		*
William J. Farrell II	1,026			*
Tammy Moss Finley	11,408	(2)		*
Jeffrey V. Haley	85,066	(2	)(3)	*
Michael P. Haley	27,885	(4)		*
F. D. Hornaday, III	38,666	(2)		*
Rhonda P. Joyce	17,410	(2	)(3)	*
Alexander Jung	5,476	(3)		*
John H. Love	32,168			*
Charles H. Majors	59,140	(2)		*
Edward C. Martin	11,908	(2	)(3)	*
Ronda M. Penn	14,025			*
Dan M. Pleasant	35,400	(2	)(4)	*
Joel R. Shepherd	77,994	(2	)(4)	*
All directors and executive officers as a group (16)	452,164	(5)		4.26

*	Represents less than 1% ownership.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)

Includes shares held by affiliated companies, close relatives, minor children, and shares held jointly with spouses or as custodians or trustees, as follows: Ms. Agee, 3,452 shares; Mr. Duggins, 1,150 shares; Ms. Finley, 1,074 shares; Mr. Jeffrey Haley, 24,539 shares; Mr. Hornaday, 2,072 shares; Ms. Joyce, 406 shares; Mr. Majors, 4,454 shares; Mr. Martin, 1,113 shares; Mr. Pleasant, 1,685 shares; and Mr. Shepherd, 39,364 shares.

(3)

Includes shares of restricted stock awarded, as follows: Mr. Farrar, 9,286 shares; Mr. Jeffrey Haley, 55,556 shares; Ms. Joyce, 13,168 shares; Mr. Jung, 5,476 shares; Mr. Martin, 10,784 shares; and all executive officers as a group, 94,270 shares. The shares are subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the Annual Meeting.

(4)

Includes stock awards held under a nonqualified deferred compensation plan for directors, as follows: Mr. Michael Haley, 9,809 shares; Mr. Pleasant, 8,877 shares; and Mr. Shepherd, 3,258 shares. These shares cannot be voted at the Annual Meeting.

(5)	None of the individuals named in the table have pledged their shares as collateral.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed with the Board and management the Company’s Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC.

Respectfully submitted,

Dan M. Pleasant, Chair
Tammy Moss Finley
Michael P. Haley
John H. Love

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s executive compensation programs are designed to attract, retain, pay for performance, and motivate the leadership team, even during times of uncertainty, and include a mix of fixed and variable compensation with both short- and long-term incentives used to drive sustained growth and profitability of the Company. The Company’s compensation programs, levels, practices, and policies are consistent with the Company’s values, culture, and mission. This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies, and philosophy underlying the Company’s executive compensation programs, focusing on the named executive officers.

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and approving the compensation of the executive officers of the Company, except for the compensation of the Chief Executive Officer, which is approved by the independent members of the Board of Directors. The Committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation. The Committee’s objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team members’ interests with those of the Company, its customers and its shareholders. Accordingly, a significant portion of the Company’s executive officers’ compensation is directly and materially linked to operating performance. Cash incentive payments and restricted stock awards are heavily dependent on meeting or exceeding Company financial performance goals as well as objective and subjective criteria related to the executive officer’s area of responsibility.

Each director who served on the Committee during 2022 qualifies as a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and is an “independent director” as such term is defined in Nasdaq Marketplace Rule 5605(a)(2).

The Committee considers the results of the shareholder advisory say-on-pay vote in its deliberations regarding compensation of the named executive officers. At the Company’s 2022 Annual Meeting, 72.8% of shareholders who voted at the meeting voted for the approval of the compensation levels and programs provided to the named executive officers. While the shareholder vote reflected support for the Company’s executive compensation, the Committee, the Board of Directors and executive management have evaluated the compensation programs each year to ensure they continue to align the interests of the executives with those of the Company’s shareholders, and continue to strengthen the linkage of pay to performance.

Named Executive Officers

This Compensation Discussion and Analysis section describes the Company’s 2022 executive compensation programs and decisions with respect to the Company’s executive officers and, in particular, each executive officer named in the Summary Compensation Table (the “named executive officers” or “NEOs”). In 2022, our named executive officers were:

Named Executive Officers	Principal Position During 2022	Years of Service

Jeffrey V. Haley	President and Chief Executive Officer of the Company and the Bank	26
Jeffrey W. Farrar	Senior Executive Vice President and Chief Operating and Chief Financial Officer of the Company and the Bank	4
Edward C. Martin	Senior Executive Vice President and Chief Administrative Officer of the Company and the Bank and President of Virginia Banking	7
Rhonda P. Joyce	Executive Vice President and Co-Head of Banking – Commercial of the Bank	12
Alexander Jung	Executive Vice President and Co-Head of Banking – Consumer and Financial Services of the Bank	1

Role of Compensation Consultant

The Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, during 2021 to provide consulting services in connection with conducting a competitive compensation review with respect to the organization’s executive management team, a larger group than the named executive officers. Management was not involved in the decision to use an outside consultant or the selection of PM&P in 2021. The Committee determined not to retain the services of an executive compensation consulting firm in 2022.

The 2021 compensation review encompassed (i) the development of a custom peer group consisting of community banks of comparable size in Virginia and contiguous states, publicly traded, with assets between $2.2 billion and $6.1 billion; (ii) an assessment of the Company’s executive compensation as compared to market (similar executives in the peer group); (iii) a high level assessment of the Company’s performance relative to peers; and (iv) establishing a basis for discussing potential pay or other compensation changes in future periods.

The 2021 custom peer group of comparable community banks consisted of the following institutions:

Institution Name	Ticker	State
Stock Yards Bancorp, Inc.	SYBT	KY
City Holding Co.	CHCO	WV
Community Trust Bancorp, Inc.	CTBI	KY
CNB Financial Corp.	CCNE	PA
Peoples Bancorp Inc.	PEBO	OH
SmartFinancial Inc.	SMBK	TN
HomeTrust Bancshares Inc.	HTBI	NC
Mid Penn Bancorp Inc.	MPB	PA
Primis Financial Corp.	FRST	VA
Summit Financial Group Inc.	SMMF	WV
Capstar Financial Holdings Inc.	CSTR	TN
First Community Bancshares, Inc.	FCBC	VA
Orrstown Financial Services	ORRF	PA
Southern First Bancshares, Inc.	SFST	SC
MetroCity Bankshares Inc.	MCBS	GA
Codorus Valley Bancorp Inc.	CVLY	PA
The Community Financial Corporation	TCFC	MD
C&F Financial Corporation	CFFI	VA

The PM&P review in 2021 determined that overall base salaries provided to executive management approximated 98% of the market median and were competitive with the market. The review further determined that total direct compensation (total cash plus equity awards) approximated 84% of the market median and were again competitive with the market within a tolerance. The Board of Directors, the Committee, and the Chief Executive Officer considered this information as part of their decision-making process on current executive compensation levels.

During 2021, PM&P reported directly to the Committee and did not provide any other services to the Company. In 2019, the Corporate Governance and Nominating Committee also engaged PM&P to provide a peer comparison of director compensation. In 2021, the Committee analyzed whether the work of PM&P raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P’s total revenues; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P. The Committee determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants or advisors to the Company did not create any conflicts of interest.

Salary

The base salary of each named executive officer is designed to be competitive with that of the Company’s peer banks and bank holding companies. In establishing the base salaries for the named executive officers in 2022, the Committee and Board relied upon an evaluation of each officer’s level of responsibility and performance. In establishing the base salary for the executive officers other than the Chief Executive Officer, the Committee also received and took into account the individual compensation recommendations of the Chief Executive Officer. In executive session, the independent directors collectively evaluated the performance of the Chief Executive Officer and considered whether his performance benefited the Company’s shareholders. The Chair of the Committee met with the Chief Executive Officer to review the results of the evaluation after the Committee’s discussion. The 2022 salary of the Chief Executive Officer was ultimately reviewed, discussed, and approved by the independent members of the Board of Directors in executive session, upon recommendation of the Committee.

Performance Compensation and Bonus Program

Pursuant to the terms of the incentive program established for the Company’s named executive officers, the officers had the opportunity to earn incentive payments for 2022 performance, with the targeted payout for the Chief Executive Officer set an amount equal to 55% of his base salary, and the targeted payout for each of the other named executive officers set at an amount equal to 50% of their respective base salaries. For 2022, for the Chief Executive Officer and each of the other named executive officers targeted incentive payment was based primarily on the achievement of a singular corporate goal of core earnings per share (“Core EPS”), defined as net income per diluted share, per generally accepted accounting principles, less the impact of fair value and merger related adjustments, and earnings associated with PPP. The achievement of certain individual non-financial operational goals was also considered. Incentive payments are normally made in a combination of cash and restricted stock grants, with the percentage mix established by the Committee in its sole discretion. The participants have the option of taking a larger percentage of the bonus payment in restricted stock and less in cash.

The financial target and thresholds to activate incentive compensation payments for 2022 performance are outlined below:

Corporate Performance Measure	Weighting	Threshold	Target	Maximum
Core EPS	100%	$2.88	$3.00	$3.12

The actual Core EPS achieved for 2022 was $3.17, which exceeded the maximum threshold of $3.12 per diluted share.

For the Chief Executive Officer, the targeted Core EPS of $3.00 would have resulted in eligibility for a $316,250 incentive compensation payment, in a combination of cash and restricted stock grants. The minimum threshold to receive an incentive payment (Core EPS of $2.88) would have resulted in a $158,125 payment eligibility, and the maximum threshold (Core EPS of $3.12) would have resulted in a $474,375 payment eligibility. As discussed above, the Core EPS was above the maximum threshold, resulting in a total incentive payment to the Chief Executive Officer of 82.5% of his base salary, or $474,375, divided as equally as practicable into cash of $237,188 and a stock award of 6,504 shares with a grant date value equal to $237,201.

For each of the named executive officers other than the Chief Executive Officer, the targeted Core EPS of $3.00 would have resulted in a target incentive payment equal to 50% of the respective base salaries for Messrs. Farrar, Martin Jung, and Ms. Joyce. The target payment would have decreased or increased proportionately if Core EPS was either less than the target to a minimum Core EPS of $2.88 or more than the target to a maximum of Core EPS of $3.12. The maximum incentive payment eligibility, in combination of cash and restricted stock grants, for 2022 was 75% of base salary for Messrs. Farrar, Martin, Jung, and Ms. Joyce. The cash payments and restricted stock grants under the incentive program continued to be subject to achievement of individual non-financial operational goals in addition to Core EPS.

As discussed above, the Core EPS was above the maximum threshold for incentive payment eligibility under the program. Accordingly, Messrs. Farrar, Martin, Jung, and Ms. Joyce received cash payments of $136,503, $123,750, $90,450, and $121,875, respectively. Additionally, with respect to restricted stock grants, Messrs. Farrar, Martin, Jung, and Ms. Joyce received 3,743, 3,394, 2,522, and 3,342 shares with grant date market values equal to their respective cash payments as indicated above.

Beginning in 2015, certain named executive officers became eligible to participate in a voluntary, nonqualified deferred compensation plan pursuant to which the officers may defer any portion of their annual cash incentive payments. The only eligible executive officer for 2022 was Mr. Jeffrey Haley. In addition, the Company may make discretionary cash bonus contributions to the deferred compensation plan. Such contributions, if any, are made on an annual basis after the Committee assesses the performance of each of the named executive officers and the Company during the most recently completed fiscal year. The goal of the Committee is to award such discretionary bonus payments commensurate with the officer’s performance during such year. The discretionary cash bonus contributions are indicated under the “Bonus” column of the Summary Compensation Table on page 23. See also “Nonqualified Deferred Compensation” on page 27 for more information on the plan.

In the opinion of the Committee and the Board of Directors, the Company’s compensation practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company, but rather will have a positive effect on the Company.

Equity Compensation Plan

The Company maintains the American National Bankshares Inc. 2018 Equity Compensation Plan (“2018 Plan”), which was designed to attract and retain qualified key personnel, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward employees for outstanding performance and the attainment of goals. The 2018 Plan was adopted by the Board of Directors of the Company on February 20, 2018, approved by the shareholders on May 15, 2018 at the Company’s 2018 Annual Meeting and expires on February 19, 2028. The 2018 Plan provides for the granting of restricted stock awards, incentive and non-statutory stock options, restricted stock units and other stock-based awards to employees and directors, at the discretion of the Board or a Board designated committee. The 2018 Plan prohibits the payment of dividends or similar distributions on awards, whether subject to time-based or performance-based vesting, unless and until the vesting requirements have been met, and prohibits share recycling. The 2018 Plan authorizes the issuance of up to 675,000 shares of common stock and replaced the Company’s 2008 Stock Incentive Plan (“2008 Plan”) that expired February 18, 2018. As of December 31, 2022, of the 675,000 shares authorized, 477,691 shares were available for granting purposes under the 2018 Plan.

The 2018 Plan is administered by the Committee. Under the 2018 Plan, the Committee determines which employees will be granted restricted stock awards, other stock-based awards and options, whether such options will be incentive or non-statutory options, the number of shares subject to each option, whether such options will be exercised by delivering other shares of common stock, and when such options become vested and exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted. Restricted stock is granted under terms and conditions established by the Committee.

Stock options become vested and exercisable in the manner specified by the Committee. Each stock option or portion thereof is exercisable at any time on or after it vests and is exercisable until ten years after its date of grant. No stock options can be backdated or repriced. As of December 31, 2022, options for 4,150 shares are exercisable, all of which were granted under HomeTown Bank’s 2005 Stock Option Plan, which was assumed in the HomeTown merger. No stock options have been awarded under the 2018 Plan.

The Company from time-to-time grants shares of restricted stock under the 2018 Plan to key employees and non-employee directors. The Company believes the awards help align the interests of these employees and directors with the interests of the shareholders of the Company by providing economic value directly related to increases in the value of the Company’s common stock. The value of the stock awarded is based on the fair market value of the Company’s common stock at the time of the grant, which is the closing price of the stock on the Nasdaq Global Select Market on the grant date. The Company recognizes expense, equal to the total value of such awards, proportionately over the vesting period of the stock grants.

The time-based grants of restricted stock do not have performance conditions that must be satisfied in order for the shares to be earned and vest at 36 months after the award date, contingent on continuous service though the applicable vesting date. On January 18, 2022, the Company awarded an aggregate of 31,753 shares of restricted stock to the named executive officers and 19 other key employees of the Bank.

Unvested restricted stock for the year ended December 31, 2022 is summarized in the following table.

Restricted Stock	Shares	Weighted Average Grant Date Value
Unvested at January 1, 2022	58,461	$31.71
Granted	33,363	$35.18
Vested	(18,370)	$31.23
Forfeited	(1,747)	$34.12
Unvested at December 31, 2022	71,707	$33.39

As of December 31, 2022, total unrecognized compensation cost related to unvested restricted stock granted under the 2008 Plan and the 2018 Plan amounted to $1.1 million. This cost is expected to be recognized over the next 12 to 36 months.

Retirement Plan

Through December 31, 2009, the Company’s retirement plan was a non-contributory defined benefit pension plan that covered all full-time employees of the Company who were 21 years of age or older and who had at least one year of service. Advanced funding of the plan was accomplished by using the actuarial cost method known as the “collective aggregate cost method.”

The plan was closed to new participants at December 31, 2009. On that date, the Company converted the plan to a cash balance plan. Participant balances at that date reflected the net present value of the plan’s then existing obligation to the participants. Beginning January 1, 2010, participants earn income each year based on the ten-year U.S. Treasury note yield established at December 31 of the prior year, subject to certain adjustments. The Plan notified participants of the intent to apply for Internal Revenue Service approval to terminate the Pension Plan. Final determination can take 12-24 months for the projected benefit payments. Total projected payments of $3.3 million are estimated to be disbursed in 2023 or 2024.

401(k) Employee Savings Plan

The Company sponsors a 401(k) Employee Savings Plan in which all full-time employees (age 21 and older) are eligible to participate. The Company matches 100% of employee contributions on the first 3% of earned compensation and 50% of employee contributions of the second 3% of earned compensation. Perquisites received by executive officers are not included as earned compensation under this plan. The Company’s contributions are not subject to a vesting schedule.

Perquisites

Due to the geographic size of the Company’s market area, in 2022 the Company provided the Chief Executive Officer with an automobile and reimbursed him for the cost of fuel and maintenance for the vehicle other than the estimated amount of personal use of the vehicle. In 2023, such arrangement will continue. There is no tax gross-up provided by the Company for any employee perquisites.

Other Benefit Plans

Executive officers participate in the Company’s benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance. The Company provides life insurance coverage equal to four times the employee’s salary for all eligible employees. Coverage in excess of $50,000 is subject to taxation paid by the employee based on Internal Revenue Service guidelines.

Executive Employment Agreements and Change in Control Arrangements

The Company recognizes that, as a publicly held financial services company, it is imperative that it maintain stability and continuity in its executive management positions. The Company also understands that the possibility of a change in control of the Company exists. In order to protect the interests of the shareholders and the Company, to promote continuity in the event of a change in control and to minimize uncertainty among executive management, the Company and its executive officers have entered into employment agreements that contain severance arrangements in connection with a change in control of the Company. All named executive officers currently have operative employment agreements, a summary of which is provided below.

On March 1, 2022, the Company and the Bank entered into separate amended and restated employment agreements, effective as of January 1, 2022, with each of Messrs. Jeffrey Haley, Farrar, and Martin that superseded and replaced their prior employment agreements that were in place until January 1, 2022. On January 1, 2022, the Bank and Ms. Joyce entered into an amended and restated employment agreement, effective as of January 1, 2022, that superseded and replaced her prior employment agreement that was in place until January 1, 2022. On March 1, 2022, the Bank also entered into an employment agreement with Mr. Jung, effective as of January 1, 2022.

Mr. Jeffrey Haley’s agreement has an initial term of three years from its effective date, January 1, 2022, and expires on December 31, 2024, provided that on and after January 1, 2023, the term of the agreement will be automatically extended on a daily basis by one day so that there will always be at least two years remaining in the term of the agreement upon such extension. Each agreement for Messrs. Farrar, Martin, and Jung, and Ms. Joyce has an initial term of two years from its effective date, January 1, 2022, and expires on December 31, 2023, provided that on and after January 1, 2023, the term of the agreement will be automatically extended on a daily basis by one day so that there will always be at least one year remaining in the term of the agreement upon such extension. The Company may give each of the officers notice of nonrenewal of their respective agreements at any time on or after January 1, 2023, and Mr. Jeffrey Haley’s agreement will terminate two years after the date of such notice and Messrs. Farrar, Martin, and Jung, and Ms. Joyce’s agreements will terminate one year after the date of such notice. Each of the agreements automatically terminate on the first day of the month immediately following the month in which the officer turns 67.

The agreements provide that Messrs. Jeffrey Haley, Farrar, Martin, and Jung, and Ms. Joyce are entitled to receive annual base salaries of not less than $575,000, $364,000, $330,000, $300,000, and $325,000, respectively, which will be reviewed annually by the Committee or the Board of Directors. In addition, each officer is entitled to cash bonuses and equity-based awards in such amounts as may be determined by the Committee or Board of Directors in accordance with the terms and conditions of the applicable short-term and long-term cash and equity incentive plans of the Company. Any incentive-based compensation or award that an officer receives is subject to clawback by the Company as may be required by applicable law or, if applicable, any stock exchange listing requirement and on such basis as the Company determines. Each officer is expected to maintain a level of share ownership of the Company’s common stock in accordance with guidelines established by the Company.

Pursuant to the agreement for each officer, if the Company terminates the officer’s employment without “Cause” or if the officer terminates his or her employment for “Good Reason” (each as defined in the agreement), the Company will pay the officer any accrued but unpaid salary, bonus and benefits to which the officer is entitled as of the date of termination. In addition, subject to the officer’s execution and non-revocation of a general release of claims, the Company will make a lump sum payment to the officer in an amount equal to the product of (x) the officer’s “Total Annual Compensation” divided by 12 times (y) the number of months remaining between the date of termination and the last day of the then-current term of the agreement, including pro-rated credit for any partial month. As defined in the agreement for each officer, “Total Annual Compensation” means the sum of: (1) the officer’s base salary in effect on the date of termination; (2) the greater of the officer’s maximum annual bonus opportunity for the year in which the officer’s employment terminates and the annual bonus earned for the most recently completed calendar year; (3) the grant date value of any equity awards granted to the officer over the 12 months immediately prior to the date of termination (the “prior 12 months”); (4) any tax-qualified or non-tax qualified plan contributions or allocations made on the officer’s behalf over the prior 12 months; and (5) the value of any perquisites and other benefits, including the employer portion of benefit premiums, paid or made available to the officer or on the officer’s behalf over the prior 12 months. Upon termination of employment under the above-described circumstances, Mr. Jeffrey Haley will be subject to certain non-competition and non-solicitation restrictions for 12 months, and Messrs. Farrar, Martin and Jung, and Ms. Joyce will be subject to certain non-competition restrictions for 6 months and non-solicitation restrictions for 12 months.

The agreements include a double-trigger severance structure in the event of a “Change in Control” of the Company (as defined in the agreements). If a Change in Control occurs and Mr. Jeffrey Haley’s employment is terminated by him for Good Reason or by the Company on account of its failure to renew the agreement or without Cause, in each case within 24 months following the Change in Control, he will be entitled to receive, subject to his execution and non-revocation of a general release of claims, a lump sum payment equal to the sum of: (1) any earned but unpaid incentive or bonus compensation with respect to any completed calendar year; (2) a pro-rated cash bonus amount based on his prior year’s cash bonus amount; (3) any other benefits or awards which, pursuant to the terms of any plans, policies or programs of the Company, have been earned or become payable but which have not been paid; and (4) an amount equal to either (A) 2.99 times Mr. Haley’s Total Annual Compensation, or (B) if his employment terminates between his 65th birthday and the date he attains his U.S. Social Security Administration (“Social Security”) normal retirement age, the product of (x) his Total Annual Compensation divided by 12 times (y) the number of months remaining between the date of termination and the date he attains his Social Security normal retirement age.

If a Change in Control of the Company occurs and Mr. Farrar’s, Mr. Martin’s, Ms. Joyce’s, or Mr. Jung’s employment is terminated by him or her for Good Reason or by the Company on account of its failure to renew the agreement or without Cause, in each case within 24 months following the Change in Control, the officer will be entitled to receive, subject to execution of a general release of claims, a lump sum payment equal to the sum of: (1) any earned but unpaid incentive or bonus compensation with respect to any completed calendar year; (2) a pro-rated cash bonus amount based on the officer’s prior year’s cash bonus amount; (3) any other benefits or awards which, pursuant to the terms of any plans, policies or programs of the Company, have been earned or become payable but which have not been paid to the officer; and (4) an amount equal to the product of (x) the officer’s Total Annual Compensation divided by 12 times (y) the lesser of 24 or the number of months remaining between the date of termination and the date the officer attains his or her Social Security normal retirement age.

For the purposes of calculating each officer’s Total Annual Compensation in connection with a Change in Control termination, the base salary used will be that in effect on the date of termination of employment or, if higher, immediately prior to the Change in Control, and the term “prior 12 months” will refer to such period immediately before the date of the Change in Control. Each agreement also provides that the severance payments and benefits to which the officer may be entitled in connection with a Change in Control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and the officer will be responsible for all excise and other taxes if his or her after-tax position with no cutback exceeds his or her after-tax position with a cutback by more than 5%.

Tax and Accounting Considerations

The Company’s practice is to expense salary, bonus and incentive compensation, and benefit costs as they are incurred for tax and accounting purposes. Salary, bonus and incentive compensation, and some benefit payments are taxable to the recipient as ordinary income. The tax and accounting treatment of the various elements of compensation is not a major factor in the Company’s decision making with respect to executive compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. The Company did not have any nondeductible compensation in 2022.

Security Ownership Guidelines and Hedging of Securities

Stock ownership guidance is in effect for executive officers of the Company. The target for the Chief Executive Officer is stock ownership equal to at least three times his current base salary, and the target for each Executive Vice President is stock ownership equal to at least two times current base salary. No formal deadline has been set for compliance with these guideline targets. However, the Committee and the Board of Directors have adopted a requirement that, except for sales for tax payments upon vesting, grants of restricted stock to an executive officer be held by the officer (a) until fully vested and (b) until and for so long as the officer has achieved the minimum ownership guidelines set by the Company.

The Company does not have any practices or policies regarding the ability of employees or directors to engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock (including prepaid variable forward contracts, short sales, equity swaps, puts, collars, exchange funds, or similar transactions).

Compensation Recovery Policy

The Board of Directors has approved a Compensation Recovery Policy that allows the Company to recoup from an officer any portion of incentive-based compensation (cash, incentive/bonus awards and all forms of equity based compensation) as the Board deems appropriate if it is determined that such officer (either a current or former officer of the Company or the Bank) engaged in fraud, willful misconduct, or violation of Company or Bank policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. Recommendations to recover any portion of incentive-based compensation will be presented to the Board by the Committee after review of all relevant facts and circumstances.

COMPENSATION TABLES

Summary Compensation Table

The following table reflects total compensation paid to or earned by the Company’s named executive officers for the years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non- Equity Incen- tive Plan Com- pen- sation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)

Jeffrey V. Haley	2022	574,520	86,250	143,192	237,188	—	40,948	1,082,098
President and Chief	2021	571,161	82,500	122,027	187,500	—	39,263	1,002,451
Executive Officer of	2020	549,314	—	120,026	—	53,025	32,434	754,799
the Company and
the Bank

Jeffrey W. Farrar	2022	363,740	—	56,755	136,503	—	40,196	597,194
Senior Executive Vice	2021	348,855	35,000	50,003	65,627	—	35,812	535,297
President and Chief	2020	348,855	14,000	21,267	—	—	29,805	413,927
Operating and Chief
Financial Officer of the
Company and the Bank

Edward C. Martin	2022	329,423	—	45,455	123,750	—	27,108	525,736
Senior Executive Vice	2021	281,116	30,000	50,003	56,250	—	23,557	440,926
President and Chief	2020	281,116	12,000	30,109	—	—	21,415	344,640
Administrative Officer of
the Company and the Bank

Rhonda P. Joyce (6)	2022	325,000	—	41,675	121,875	—	28,845	517,395
Executive Vice President	2021	—	—	—	—	—	—	—
and Co-Head of Banking	2020	—	—	—	—	—	—	—
- Commercial of the Bank

Alexander Jung (7)	2022	300,000	—	36,002	91,950	—	24,944	452,896
Executive Vice President	2021	—	—	—	—	—	—	—
and Co-Head of Banking	2020	—	—	—	—	—	—	—
- Consumer and Financial
Services of the Bank

(1)

The Human Resources and Compensation Committee assessed the performance of the eligible executive officer and the Company during the indicated year and awarded discretionary cash bonus payments commensurate with the officer’s performance. For 2022, 2021, and 2020, the payments were made by contributions into an account established for the officer under the Company’s nonqualified deferred compensation plan for eligible executive officers of the Company.

(2)

Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2022, included in the Company’s 2022 Annual Report on Form 10-K.

(3)

Represents cash award for individual and Company performance under the incentive program based upon achievement of specific goals approved by the Board. Achievement of specific goals and amounts of cash awards are determined by the Human Resources and Compensation Committee and submitted to the Board for approval. Participants have the option of taking a larger percentage in restricted stock and less in cash.

(4)

Because the pension plan was converted to a cash balance plan and frozen effective December 31, 2009, the assumptions used to determine the present value of accumulated benefit for each participant were changed so that the present value of accumulated benefit shown as of the end of that year was equal to the opening balance under the cash balance plan. This is the same amount that would have been payable under the prior plan had the participant terminated employment and elected a lump sum payment. There were no benefit increases for any participant attributable to the cash balance plan conversion. For the years ended December 31, 2022 and 2021, the present value of the accumulated benefits under such plan decreased by $81,231 and $379, respectively, for Mr. Haley, which amounts are not reflected in the table above.

(5)	Details of other compensation for each of the executive officers appear in the All Other Compensation table shown below.

(6)	Ms. Joyce was appointed an executive officer of the Bank on October 5, 2021 and was not a named executive officer for 2020 or 2021.

(7)	Mr. Jung joined the Bank as an executive officer of the Bank on November 15, 2021 and was not a named executive officer for 2020 or 2021.

All Other Compensation Table

Name	Year	Company Contribution to 401(k) Plan ($)	Other Benefits ($) (1)	Total ($)

Jeffrey V. Haley	2022	20,286	20,662	40,948
	2021	19,654	19,609	39,263
	2020	12,825	19,609	32,434

Jeffrey W. Farrar	2022	19,322	20,874	40,196
	2021	16,986	18,826	35,812
	2020	12,825	16,980	29,805

Edward C. Martin	2022	15,464	11,644	27,108
	2021	14,559	8,998	23,557
	2020	12,825	8,590	21,415

Rhonda P. Joyce	2022	15,298	13,547	28,845
	2021	—	—	—
	2020	—	—	—

Alexander Jung	2022	13,859	11,085	24,944
	2021	—	—	—
	2020	—	—	—

(1)	Other benefits include company paid insurance premiums for all named executive officers.

Grants of Plan-Based Awards in 2022

The following table provides information on the restricted stock awards granted to the named executive officers during the year ended December 31, 2022. There were no stock options granted in 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey V. Haley	1/18/2022				4,927	187,522
	N/A	62,500	125,000	187,500	—	—
Jeffrey W. Farrar	1/18/2022				1,725	65,654
	N/A	39,376	52,501	65,627	—	—
Edward C. Martin	1/18/2022				1,478	56,253
	N/A	33,750	45,000	56,250	—	—
Rhonda P. Joyce	1/18/2022				1,231	46,852
	N/A	20,313	40,625	50,781	—	—
Alexander Jung (4)	1/18/2022				210	7,993
	N/A	18,750	37,500	46,875	—	—

(1)

Represents cash award amounts for individual and Company performance under the incentive program based upon achievement of specific goals approved by the Board. Achievement of specific goals and amounts of cash awards are determined by the Human Resources and Compensation Committee and submitted to the Board for approval. Participants have the option of taking a larger percentage in restricted stock and less in cash. The actual annual cash incentive awards paid to the named executive officers earned in 2022 under the incentive plan are shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Maximum represents the potential payout for performance that exceeds expectations.

(2)

Restricted stock granted under the 2018 Equity Compensation Plan. The restricted stock awards vest at 36 months after the date of grant, contingent on continuous service through the applicable vesting date. Restricted stock has no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force, and change in control).

(3)

Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2022, included in the Company’s 2022 Annual Report on Form 10-K.

(4)	Mr. Jung joined the Company in November 2021, so his awards in 2022 were pro-rated accordingly.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the outstanding stock awards as of December 31, 2022 for the named executive officers. All restricted stock awards were granted at fair market value at the grant date and vest at 36 months after the date of grant, contingent on continuous service through the applicable vesting date. There were no stock options outstanding as of December 31, 2022 for the named executive officers.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)

Jeffrey V. Haley	12,510	461,994	—	—
Jeffrey W. Farrar	4,110	151,782	—	—
Edward C. Martin	4,100	151,413	—	—
Rhonda P. Joyce	3,801	140,371	—	—
Alexander Jung	2,797	103,293	—	—

Option Exercises and Stock Vested

The following table reflects shares acquired upon the vesting of restricted stock awards in 2022 by the named executive officers and the value realized on vesting. None of the named executive officers holds any outstanding stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Jeffrey V. Haley	3,094	117,758
Jeffrey W. Farrar	1,397	47,763
Edward C. Martin	914	34,787
Rhonda P. Joyce	977	37,185
Alexander Jung	—	—

(1)	The value realized on vesting is based on the closing price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired.

Pension Benefits

The following table reflects the actuarial present value of the named executive officers’ accumulated benefits under the Company’s former pension plan and the number of years of service earned and credited under the plan as of December 31, 2009, which was the final year of the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Jeffrey V. Haley	Pension	13	320,378
Jeffrey W. Farrar (1)	Pension	—	—
Edward C. Martin (1)	Pension	—	—
Rhonda P. Joyce (1)	Pension	—	—
Alexander Jung (1)	Pension	—	—

(1)

Mr. Farrar joined the Company in 2019, Mr. Martin 2016, Ms. Joyce in 2011, and Mr. Jung in 2021. The pension plan was closed to new participants before the officers became eligible for any credited service or accumulated benefit under the plan.

Nonqualified Deferred Compensation

The executive officers of the Company are entitled to participate in the American National Bank & Trust Company Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 100% of base salary or annual cash bonus or both, on an annual basis. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. The plan is administered through the Virginia Bankers Association.

The Company has the option to make a discretionary cash bonus contribution to the account of each eligible executive officer on an annual basis. Such contribution, if any, is made after the Human Resources and Compensation Committee assesses the performance of the officer and the Company with respect to the most recently completed fiscal year. The Company made discretionary contributions to the plan account of Mr. Jeffrey Haley in 2022 related to the Company’s operational performance and financial results for 2022 as outlined below.

Amounts deferred under the plan are payable beginning on the first day of the calendar quarter following a distributable event. A distributable event includes termination of employment or normal retirement. Distributions can be received either as a lump-sum payment or in monthly or annual installments over a period of not more than 20 years.

The following table provides certain information on nonqualified deferred compensation contributions by the Company and the eligible named executive officers, as well as earnings or losses on such compensation, with respect to the named executive officers for 2022.

Name	Executive Contributions in 2022 ($) (1)	Registrant Contributions in 2022 ($) (2)	Aggregate Earnings/ (Losses) in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2022 ($)

Jeffrey V. Haley	—	86,250	(79,551)	—	543,873
Jeffrey W. Farrar	—	—	(7,536)	—	47,717
Edward C. Martin	—	—	215	—	30,215
Rhonda P. Joyce (3)	—	—	—	—	—
Alexander Jung (3)	—	—	—	—	—

(1)	No executive made a voluntary deferral of a bonus payment in 2022.

(2)

The amounts in this column reflect the Company’s contributions to the nonqualified deferred compensation plan. The compensation was earned in 2022, credited to the officer’s account in January 2023, and is included in the “Bonus” column of the Summary Compensation Table on page 23.

(3)	Ms. Joyce and Mr. Jung, as executive officers of the Bank only, are not eligible to participate in the nonqualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

If a change in control of the Company had occurred on December 31, 2022, and the named executive officers were terminated on that same date, the compensation and benefits that would be payable to each of the named executive officers under the terms of their employment agreements in effect on December 31, 2022 are identified in the following table. See “Compensation Discussion and Analysis – Executive Employment Agreements and Change in Control Arrangements.” The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.

Name	Severance ($) (1)	Accrued Bonus ($) (2)	Stock Awards ($) (3)	Total ($)

Jeffrey V. Haley	3,369,455	560,639	461,994	4,392,088
Jeffrey W. Farrar	1,212,725	273,010	151,782	1,637,517
Edward C. Martin	1,074,223	247,529	151,413	1,473,165
Rhonda P. Joyce	1,045,144	243,758	140,371	1,429,273
Alexander Jung	849,774	183,927	103,293	1,136,994

(1)

Based on “Total Annual Compensation” (see “Executive Employment Agreements and Change in Control Arrangements” for definition) multiplied by 2.99 for Mr. Jeffrey Haley and multiplied by 2 for all other NEOs. Each NEO’s employment agreement includes a “best-net” provision regarding Section 280G of the Internal Revenue Code, which could result in a reduction in the amounts paid by the Company following a change in control. The amounts shown do not reflect the potential impact of those provisions.

(2)	Unpaid incentive compensation earned for 2022 performance (see “Performance Compensation and Bonus Program”).

(3)

Market value as of December 31, 2022 of unvested restricted stock awards that would vest as a result of a termination following a change in control (see “Outstanding Equity Awards at Fiscal Year-End”).

CEO Pay Ratio

As required by SEC regulations, the Company is providing the following information about the relationship of the annual total compensation of its median employee and the annual total compensation of its Chief Executive Officer.

For 2022, the median of the annual total compensation of all employees of the Company, excluding the Chief Executive Officer, was $58,400 and the annual total compensation of the Chief Executive Officer was $1,082,098 as reflected in the Summary Compensation Table on page 23. Based on this information, for 2022, the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was 19 to 1.

To determine the median of the annual total compensation of all employees of the Company, excluding the Chief Executive Officer, the Company identified its total employee population as of December 31, 2022, which consisted of 363 employees. To identify the median employee, the Company conducted a full analysis of this employee population, without the use of statistical sampling. The median employee was determined using “total compensation” for the full year 2022. “Total compensation” consisted of gross wages which included base wages, bonus, paid time off, and overtime plus Company provided benefits. Gross wages were annualized for employees who were not employed for the full year in 2022. The Company then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the Chief Executive Officer.

Pay versus Performance

As required by Item 402(v) of Regulation S-K, the following provides information about the relationship between executive compensation “actually paid” and certain financial performance of the Company. Compensation "actually paid” (CAP) is calculated in accordance with SEC rules and does not reflect the actual amount of compensation earned or paid during the applicable year. For information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis.”

The following table reports the (i) total compensation for the Company’s principal executive officer (“PEO”) and, on average, for the other NEOs for the past three fiscal years as shown in the Summary Compensation Table, (ii) the CAP for the PEO and, on average, for the other NEOs, (iii) the Company’s total shareholder return (“TSR”) and the TSR of the selected peer group (the S&P US SmallCap Banks Index) over a three-year period, (iv) the Company’s net income, and (v) core earnings per share, defined as net income per diluted share less the impact of fair value and merger related adjustments and earnings associated with PPP, which represents the Company’s selected measure for aligning performance and compensation.

					Value of Initial Fixed $100 Investment on: 12/31/2019
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total For Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Total Shareholder Return ($) (3)	Peer Group Total Shareholder Return ($) (4)	Net Income (in millions) ($)	Core EPS ($) (5)
2022	1,082,098	1,077,764	523,305	520,550	103.51	107.95	34.43	3.17
2021	1,002,451	1,123,925	468,054	513,444	102.34	119.79	43.53	3.00
2020	754,799	579,539	398,606	354,370	68.98	89.23	30.05	2.10

(1)

The Company’s PEO is Mr. Jeffery V. Haley, who has served as Chief Executive Officer for all three years covered in the table. For 2020 and 2021, the Non-PEO NEOs were Mr. H. Gregg Strader, Mr. Jeffery W. Farrar, Mr. Edward C. Martin, and Mr. John H. Settle Jr. For 2022, the Non-PEO NEOs were Ms. Joyce, Mr. Farrar, Mr. Martin, and Mr. Jung. The dollar amounts reported are total compensation in the Summary Compensation Table for the PEO and the average for Non-PEO NEOs for each reported fiscal year.

(2)

The dollar amounts reported represent CAP for the PEO and the average for Non-CEO PEOs for each reported year. The dollar amounts do not reflect actual amounts of compensation paid or earned during the covered year, but reflect the Summary Compensation Table total compensation amounts as adjusted in each covered year for (i) the year-end fair values of unvested equity awards granted in the current year, (ii) the year-over-year difference of year-end fair values for unvested awards granted in prior years, (iii) the fair values at vest date for awards granted and vested in the current year, (iv) the difference between prior year-end fair values and vest date fair values for awards granted in prior years, (v) the value of dividends or dividend equivalents no otherwise included in compensation, and (vi) the year-over-year increase in fair value of accumulated pension benefits. These calculations are shown in further detail in the tables below.

(3)

Reflects the cumulative TSR of the Company’s common stock over the three-year period. The reporting is based on a theoretical $100 invested on the last day of 2019 and valued as of the last trading day of 2022, 2021, and 2020, assuming reinvestment of dividends.

(4)

Reflects the cumulative TSR of the S&P SmallCap Banking Index. The S&P SmallCap Banking Index is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K in our Annual Report on Form 10K for the year ended December 31, 2022.

(5)

Core EPS is a measure not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See Appendix A for further information regarding the non-GAAP measures used in this proxy statement.

To calculate CAP for the PEO in the table above according to SEC reporting rules, the following adjustments were made to total compensation as reported in the Summary Compensation Table for each covered year.

	2022	2021	2020
Total Compensation from Summary Compensation Table	$1,082,098	$1,002,451	$754,799

Adjustments from Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(187,522)	(122,027)	(120,026)

Year-end fair value of unvested awards granted in the current year	181,954	169,834	88,241
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(15,114)	72,746	(80,145)
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	1,631	921	(10,305)
Dividends or dividend equivalents not otherwise included in total compensation	14,717	-	-

Total Adjustments for Equity Awards	(4,334)	121,474	(122,235)

Adjustment for change in present value of accumulated pension benefit	-	-	(53,025)

Compensation Actually Paid (as calculated)	$1,077,764	$1,123,925	$579,539

To calculate CAP for the Non-PEO NEOs according to SEC reporting rules, the following adjustments were made to total compensation as reported in the Summary Compensation Table for each covered year.

	2022	2021	2020
Total Compensation from Summary Compensation Table	$523,305	$468,054	$398,606

Adjustments from Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(44,188)	(33,755)	(55,326)

Year-end fair value of unvested awards granted in the current year	42,876	46,167	45,297
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(1,905)	30,253	(31,088)
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	462	2,725	(3,119)
Dividends or dividend equivalents not otherwise included in total compensation	-	-	-

Total Adjustments for Equity Awards	(2,755)	45,390	(44,236)

Compensation Actually Paid (as calculated)	$520,550	$513,444	$354,370

The following table identifies the most important financial measures used by the Human Resources & Compensation Committee to link CAP for the PEO and other NEOs in 2022, calculated in accordance with SEC regulations, to Company performance. Core EPS was used in determining payouts under the Company’s annual incentive program discussed in the Compensation Discussion and Analysis.

●	Core EPS (Company Selected Measure)
●	GAAP Diluted Earnings Per Share
●	Return on Tangible Common Equity

In accordance with SEC reporting rules, the tables below overlay the following performance results with CAP:

●	Company and peer group TSR versus CAP for the PEO and average for other NEOs for each covered year
●	Company net income versus CAP for the PEO and average for other NEOs for each covered year
●	Company Core EPS versus CAP for the PEO and average for other NEOs for each covered year

Director Compensation

During 2022, directors of the Company received their quarterly retainer in the form of restricted stock with a market value of $10,000. These shares were paid quarterly. The attendance fee for each committee meeting, Company board meeting or Bank board meeting was $800 in cash or restricted stock with a market value of $1,000, also paid quarterly. However, if a Company board meeting and Bank board meeting were held on the same day, only one attendance fee was paid. In addition, the chairs of the five standing board committees of the Company, the Chair of the Bank’s Trust Committee, and the Chair of the Subcommittee on Technology and Information Security received annual retainers in 2022 of $2,400 in cash or shares of restricted stock with a market value of $3,000.

During 2012, the Board approved an unfunded, nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code. This plan granted outside directors the option to defer cash or restricted stock compensation. Amounts deferred were credited to a bookkeeping reserve account maintained by the Company. Such reserve accounts rise and fall with the value of the underlying restricted stock held and any dividends are reinvested in Company stock. Amounts credited to the participant’s account will be payable in lump sum in Company stock on the first business day following the 30th day after the director’s separation of service. Three of the current outside directors elected this option in prior years. Beginning in 2019, this option is no longer available for deferral of future fees.

Effective January 1, 2018, Board policy requires the directors to maintain ownership of a minimum aggregate market value of $250,000 with respect to shares received for service on the Board. Additional shares may be sold as long as the director maintains the required minimum market value amount. Dividends paid on the shares may be reinvested or not, at the option of the director. The purpose of the stock for fees payment option described above is to encourage greater equity ownership in the Company and, thereby, further align the interests of each director with the interests of the shareholders at large. The Board of Directors sets the retainer and attendance fee based upon recommendation from the Corporate Governance and Nominating Committee. In making its recommendation, the Committee reviews the director compensation of peer banks and received a comparison of peer bank compensation for directors provided by PM&P. There is no tax gross-up provided by the Company for any director compensation. Non-employee directors living outside the Danville, Virginia area are reimbursed for meeting-related travel and lodging expenses. Non-employee directors were excluded from the Company’s retirement plan and, therefore, do not qualify for pension benefits. Directors who are employees of the Company do not receive any director compensation.

In 2022, Mr. Majors, in his role as Chair of the Company and the Bank, received director fees of $40,000 per quarter. Mr. Majors devotes a significant amount of his time to Board and committee matters including governance, risk oversight, advisory and administrative matters. He does not receive any employee compensation, restricted stock, or the other fees customarily paid to the directors. Mr. Majors has continued to receive similar director fees in 2023. He will receive a pro-rated amount for the second quarter for his service though his retirement on the date of the Annual Meeting.

The following table reflects the director compensation earned or paid during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Total ($)
Nancy Howell Agee	—	59,049	59,049
J. Nathan Duggins III (4)	—	12,033	12,033
William J. Farrell II (4)	—	11,002	11,002
Tammy Moss Finley	—	64,059	64,059
Jeffrey V. Haley (5)	—	—	—
Michael P. Haley	—	71,060	71,060
Charles S. Harris	15,200	40,070	55,270
F.D. Hornaday, III	—	65,052	65,052
John H. Love	—	60,073	60,073
Charles H. Majors	160,000	—	160,000
Ronda M. Penn	—	65,074	65,074
Dan M. Pleasant	—	62,059	62,059
Joel R. Shepherd	—	66,067	66,067
Susan K. Still (6)	—	26,714	26,714
Total	175,200	602,312	777,512

(1)

Restricted stock was awarded with a market value of $10,000 for the quarterly retainer and $1,000 per committee meeting or board meeting as previously described, issued quarterly based on the closing price of the Company’s common stock on the first market day of the third month of the quarter. In addition, restricted stock was awarded with a market value of $3,000 for the annual retainer for the chairs of the Company and Bank Board committees and subcommittees, issued annually based on the closing price of the Company’s common stock on the first market day of the sixth month of the year.

(2)

Restricted stock awarded in 2022, as follows: Ms. Agee, 1,614 shares; Mr. Duggins, 315 shares; Mr. Farrell, 288 shares; Ms. Finley, 1,755 shares; Mr. Michael Haley, 1,948 shares; Mr. Harris, 1,098 shares; Mr. Hornaday, 1,781 shares; Mr. Love, 1,646 shares; Ms. Penn, 1,784 shares; Mr. Pleasant, 1,700 shares; Mr. Shepherd, 1,810 shares; and Ms. Still, 723.

(3)

Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2022, included in the Company’s 2022 Annual Report on Form 10-K.

(4)	Messrs. Duggins and Farrell were appointed to the Board of Directors effective October 2022.

(5)	Mr. Jeffrey Haley, as an employee of the Company, does not receive any compensation for his service as a director.

(6)	Ms. Still retired from the Board of Directors effective at the 2022 Annual Meeting.

Deferred Compensation for Current Chair and Former Chief Executive Officer

The Bank entered into a deferred compensation agreement with Charles H. Majors, the Company’s current non-executive Chair and former Chief Executive Officer, initially as of February 22, 1993, and most recently amended and restated as of December 31, 2008. The agreement, which was entered into in connection with Mr. Majors’ employment with the Bank, requires an annual payment of $50,000 for a period of ten years to Mr. Majors or his designated beneficiary, commencing within three months of his termination of employment or death, whichever occurs first. The amount of the payment is fixed and the funds for payment are not established in an account that allows for additional contributions or earnings growth. Mr. Majors is an unsecured creditor for the payments under this agreement. Payments under this agreement are independent of, and in addition to, those under any other plan, program, or agreement between Mr. Majors and the Company or the Bank. Mr. Majors received his first payment on July 1, 2015.

RELATED PARTY TRANSACTIONS

In the ordinary course of its business, the Bank makes loans to, accepts deposits from, and provides other banking services to, certain directors and executive officers of the Company, their associates, and members of their immediate families. Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not affiliated with the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Such loans are processed through the Bank’s normal credit approval procedures, but ultimate approval authority rests with the Board of Directors of the Bank. Rates paid on deposits and fees charged for other banking services and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with persons not affiliated with the Bank. The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with the directors, officers, principal shareholders, their associates, and members of their immediate families.

From time to time the Company may also enter into other types of business transactions or arrangements for services with the Company’s directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of equipment or provision of legal services. The Company will only enter into such arrangements if it is determined that the prices or rates offered are comparable to those available to the Company from unaffiliated third parties. Management approves such transactions on a case-by-case basis. The Company does not have written policies or procedures with respect to such approvals. As of December 31, 2022, the Company has no such reportable transactions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (ii) the appointment, compensation, retention and oversight of the independent accountants engaged to prepare or issue an audit report on the financial statements of the Company, (iii) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (iv) the independence and performance of the Company’s internal audit staff. The Committee strives to provide an open avenue of communication between the Board of Directors, management, the internal auditor, and the independent accountants.

All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines. Additionally, each member is considered an “independent director,” as that term is defined by Nasdaq Listing Rule 5605(a) (2).

Mr. Michael Haley, Ms. Penn and Mr. Shepherd, members of the Committee, are qualified as audit committee financial experts within the meaning of SEC regulations and the Board has determined that each has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022. The Committee has discussed with Yount, Hyde and Barbour, P.C., the Company’s independent registered public accounting firm during fiscal year 2022, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the conduct of the audit. The Audit Committee has also received the written disclosures and the letter from Yount, Hyde and Barbour, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Committee concerning independence, and has discussed the independence of Yount, Hyde and Barbour, P.C.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and be filed with the SEC.

The Audit Committee pre-approves all audits, audit-related, and tax services on an annual basis, and, in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

A copy of the Audit Committee charter is available on the Company’s website, www.amnb.com. For access to the charter, select the “Investors” icon, then select “Governance Documents.”

Respectfully submitted,

Ronda M. Penn, Chair
Michael P. Haley
Dan M. Pleasant
Joel R. Shepherd

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company annually considers the selection of the Company’s independent public accountants. On March 14, 2022, the Audit Committee appointed Yount, Hyde and Barbour, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Yount, Hyde and Barbour, P.C. has served as the Company’s independent public accountants since May 2002.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2022 and 2021

Yount, Hyde and Barbour, P.C. audited the consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2022 and 2021; reviewed the Company’s quarterly reports on Form 10-Q during the years ended December 31, 2022 and 2021; and audited management’s assessment of internal control over financial reporting as of December 31, 2022 and 2021. The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Yount, Hyde and Barbour, P.C. for the years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees	$218,400	$215,500
Audit-related Fees	7,750	7,500
Tax Fees	17,170	16,726
Total	$243,320	$239,726

Audit-related fees are for pre-approved consultation concerning financial accounting and report and preforming a Housing and Urban Development (HUD) audit. Tax fees are for the preparation of the annual consolidated federal and state income tax returns.

PROPOSAL TWO – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde and Barbour, P.C. as the Company’s independent registered public accounting firm for 2023. The services that Yount, Hyde and Barbour, P.C. will perform will consist primarily of the examination and audit of the Company’s consolidated financial statements, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde and Barbour, P.C. are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The selection of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, P.C., the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, P.C., and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

The ratification of the appointment of Yount, Hyde and Barbour, P.C. requires that the votes cast “for” exceed the number of votes cast “against” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies solicited by the Board will be voted in favor thereof unless a shareholder has indicated otherwise on the proxy.

PROPOSAL THREE – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on the compensation programs for the named executive officers (sometimes referred to as “say on pay”). At the Company’s 2017 Annual Meeting, shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is nonbinding. The Board and the Human Resources and Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described under the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s compensation programs are designed to treat employees fairly and to pay compensation at a level commensurate with the market, given individual and Company factors and performance. A core objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team member’s interests with those of the Company, its customers and its shareholders. Accordingly, a significant portion of the Company’s executive officers’ compensation is directly and materially linked to operating performance. The Company believes that its compensation program, with its balance of short-term and long-term incentives and share ownership guidelines, rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis section and related disclosures.

The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

PROPOSAL FOUR – ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY

VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company is also providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The Company last provided shareholders a proposal with respect to the frequency of the advisory vote on executive compensation at the 2017 Annual Meeting of Shareholders, pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and is required under the act to provide such proposal once every six years.

As indicated in the proxy statement with respect to the 2017 Annual Meeting, the Board recommended that the advisory vote on the frequency of future advisory votes on executive compensation should be held every year at the annual shareholders meetings. At the 2017 Annual Meeting, a significant majority of the Company’s shareholders voted in favor of holding the frequency vote each year. Accordingly, the Company adopted a policy to hold the advisory vote on the frequency of future advisory votes on executive compensation annually.

The Board continues to believe that a frequency of “every one year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Shareholder Communications and Proposals” in this proxy statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Human Resources and Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors unanimously recommends that you vote for the option of “every one year” for future advisory votes on executive compensation.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Conduct, which applies to all directors and employees of the Company and the Bank. A portion of the Code of Conduct has special provisions for senior financial officers of the Company and the Bank, which apply to the Company’s Principal Executive Officer and Principal Financial Officer, as well as, the Bank’s Chief Accounting Officer or person performing similar functions for the Company and/or the Bank. The Code of Conduct for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Conduct is available on the Company’s website, www.amnb.com. Select the “Investors” icon, and then select “Governance Documents.” The Code of Conduct is reviewed and reaffirmed on an annual basis by the Board, executive officers, and all other employees.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who beneficially own more than 10% of its common stock, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4, and 5 filed with the SEC during the year ended December 31, 2022, the Company believes that all directors, executive officers and beneficial owners of more than 10% of its common stock timely complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2022, except as follows.

Form 3s for both Messrs. J. Nathan Duggins III and William J. Farrell II were filed late with respect to the initial shares of the Company’s common stock that each owned when appointed as directors. The Form 3 for Mr. Duggins reflected his ownership of 355 shares of common stock on the date of appointment. The Form 3 for Mr. Farrell reflected his ownership of 484 shares of common stock on the date of appointment.

SEPARATE COPIES FOR BENEFICIAL OWNERS

Pursuant to SEC rules, institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner may request a separate copy of the proxy statement or annual report by writing the Company at Investor Relations, P.O. Box 191, Danville, Virginia 24543 or by telephoning 1-434-773-2274.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Shareholders interested in communicating directly with the Corporate Governance and Nominating Committee, which is charged with handling all such communication to non-management members of the Board of Directors of the Company, may send correspondence to the Corporate Governance and Nominating Committee, P.O. Box 191, Danville, Virginia 24543.

The Corporate Governance and Nominating Committee has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under the process, the Assistant Secretary of the Company will forward all mail specifically addressed to a member of the Board of Directors. If correspondence is specifically addressed only to a committee, the Assistant Secretary of the Company will forward the mail to the Chair of said committee. If any mail is received that is addressed only to “Board of Directors,” or “Non-Management Member of the Board of Directors,” said mail will be forwarded by the Assistant Secretary of the Company to the Chair of the Board. Correspondence relating to accounting, internal controls, or auditing matters are brought to the attention of the Chair of the Audit Committee.

To be considered for inclusion in the Company’s proxy statement relating to the 2024 Annual Meeting, shareholder proposals, including recommendations for director nominees, must be received by the Company at its principal office in Danville, Virginia, no later than December 8, 2023.

In addition to any other applicable requirements, for business to be properly brought before next year’s Annual Meeting by a shareholder, if the proposal is not to be included in the Company’s proxy statement, the Company’s bylaws provide that the shareholder must give notice in writing to the Secretary of the Company no later than January 28, 2024. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

REFERENCES TO OUR WEBSITE ADDRESS

References to the Company’s website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC rules or that of Nasdaq. These references are not intended to, and do not, incorporate the contents of the Company’s website by reference into this proxy statement or the accompanying materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2022

A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Shareholders, the proxy statement, including the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2022, may be viewed on the Company’s website at www.amnb.com.

The Company’s 2022 Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (without exhibits), as filed with the SEC, is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability, this proxy statement and the 2022 Annual Report to Shareholders are available on the Company’s website at www.amnb.com. Shareholders may obtain copies of exhibits to the Form 10-K by making a written request to Jeffrey W. Farrar, Chief Operating and Chief Financial Officer, American National Bankshares Inc., P.O. Box 191, Danville, Virginia 24543. Shareholders may also download copies of the Form 10-K and exhibits from the SEC website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed to be filed with the SEC, nor deemed incorporated by reference into any of the Company’s prior or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporate such information by reference.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting other than those referred to herein. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,

Charles H. Majors
Chair
March 28, 2023

Appendix A

Non-GAAP Financial Measures

Calculation of Core EPS (in thousands except per share amounts):

	2022	2021	2020
Income Before Taxes less:	$43,362	$55,239	$37,182
Acquired loan accretion income	1,650	5,333	3,812
CD valuation expense	49	77	(1,637)
Trust preferred capital notes accretion	(96)	(96)	-
Amortization of intangible assets	(1,260)	(1,464)	-
PCI loan expense (recovery) (1)	88	78	(631)
	431	3,928	1,544

Core Earnings	42,931	51,311	35,638
Less net PPP income	(288)	(9,820)	(7,146)
	42,643	41,491	28,492

Net of income taxes	$33,857	$32,675	$23,024

Weighted avg shares outstanding	10,672	10,874	10,982
Core EPS	$3.17	$3.00	$2.10

(1)	PCI refers to purchased credit impaired acquired loan provision (recovery) for loan losses.

AMERICAN NATIONAL
BANKSHARES INC.

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 15, 2023 at 5:00 PM, Eastern Time.

Online
Go to www.investorvote.com/AMNB or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/AMNB

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and a vote FOR Proposals 2 and 3 and a vote FOR One Year on the frequency of the advisory vote on executive compensation in Proposal 4.

+

1. Election of Directors:

Class I term ends 2024

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Rickey J. Barker	☐	☐	02 - Adrian T. Smith	☐	☐			

Class II term ends 2025

Nominee	For	Withhold
03 - Dan M. Pleasant	☐	☐

Class III term ends 2026

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
04 - J. Nathan Duggins III	☐	☐	05 - William J. Farrell II	☐	☐	06 - Tammy Moss Finley	☐	☐
07 - Joel R. Shepherd	☐	☐						

Proposal	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

03RCIE

2023 Annual Meeting Admission Ticket

2023 Annual Meeting of American National Bankshares Inc. Shareholders

Tuesday, May 16, 2023, 9:00 a.m.
The Wednesday Club
1002 Main Street, Danville, VA 24541

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AMNB

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — AMERICAN NATIONAL BANKSHARES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nancy H. Agee, John H. Love and Ronda M. Penn, any of whom may act, as my true and lawful attorney(s)-in-fact, with full power of substitution, to vote all the shares of common stock of American National Bankshares Inc. standing in my name on its books at the close of business on March 28, 2023 at the Meeting of Shareholders of American National Bankshares Inc. to be held at The Wednesday Club, located at 1002 Main Street, Danville, VA 24541, on May 16, 2023, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as instructed below.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and FOR One Year on Proposal 4. The common stock represented by this Proxy will be voted as specified; however, as to any matter where no choice is specified, the Proxy will be voted FOR Proposals 1, 2 and 3 and FOR One Year on Proposal 4.

If any other business is presented at said meeting, this Proxy shall be voted in accordance with the recommendations of management. This Proxy may be revoked at any time before it is voted. The undersigned may attend the Meeting, revoke this Proxy and vote in person. A complete set of proxy materials relating to the Meeting is available on the Internet. These materials, consisting of the Notice of Meeting of Shareholders and the Proxy Statement/Prospectus may be viewed on the American National Bankshares Inc. website at www.amnb.com. Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET
OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.